UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2005

TECHNICAL OLYMPIC USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

4000 Hollywood Blvd., Suite 500-N Hollywood, Florida	33021

(Address of principal executive offices)	(Zip code)

(954) 364-4000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

     During the three months ended March 31, 2005, Technical Olympic USA, Inc. (the “Company”) recorded $5.0 million of selling, general and administrative expense associated with stock options that contain performance-based accelerated vesting provisions and certain other common stock purchase rights that are being accounted for under the variable accounting method as provided by APB Opinion No. 25. The Company is hereby providing information regarding the potential aggregate compensation charges for 2005 that may result from such stock options and common stock purchase rights.

     If the Company’s common stock price reaches the stock prices below, at the end of any quarter during 2005, the Company estimates that application of the variable accounting method to these stock options and common stock purchase rights would result in the following approximate aggregate compensation charges for 2005:

		Assuming Partial (80%)
Per Share	Assuming Current Vesting	Accelerated Vesting At
Stock Price	Schedule	12/31/05
	(Dollars in Millions)
$20	$1.9	$4.5

$25	9.4	13.1

$30	16.8	21.8

     The timing of expense recognition for these potential compensation charges, if any, is uncertain and depends on the price of the Company’s common stock, which fluctuates based upon various factors, many of which are outside of the Company’s control. The accelerated vesting of the Company’s performance-based stock options depends on the extent to which the Company’s stock price performance exceeds the stock price performance of certain of the Company’s peers. The Company considered the information set forth above in determining its recently issued earnings guidance for 2005. To the extent the Company’s stock price varies from amounts indicated above or the amount of stock options that vest on an accelerated basis varies from 80%, more or less compensation expense will be recognized.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 9, 2005

TECHNICAL OLYMPIC USA, INC.
/s/ BEATRIZ L. KOLTIS
Beatriz L. Koltis
Associate General Counsel and Secretary

3